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                                                                   EXHIBIT 99.5

                                 COMPANY CONTACTS: Ernest W. Yankee, Ph.D.
                                                   EXECUTIVE VICE PRESIDENT
                                                   AVAX TECHNOLOGIES, INC.
                                                   (816) 960-1333

                                  INVESTORS/MEDIA: Olga Fleming/Lisa Bradlow
                                                   CPR FINANCIAL COMMUNICATIONS
                                                   (201) 641-2408

   AVAX TECHNOLOGIES' O-VAX-TM- CANCER VACCINE INDUCES POSITIVE IMMUNOLOGICAL
         AND CLINICAL OUTCOMES IN PATIENTS WITH ADVANCED OVARIAN CANCER

       - DATA PRESENTED AT THE ANNUAL MEETING OF THE AMERICAN SOCIETY OF
                              CLINICAL ONCOLOGY -

KANSAS CITY, MO, MAY 22, 2000 -- AVAX TECHNOLOGIES, INC. (NASDAQ: AVXT) today announced the presentation of data at the 36th Annual Meeting of the American Society of Clinical Oncology (ASCO) (May 20-23) in New Orleans on the company's autologous cell vaccine (AC Vaccine-TM-) O-Vax-TM-, for ovarian cancer. The data gathered from an ongoing Phase 1/2 trial of O-Vax in patients with advanced ovarian cancer extend earlier findings indicating that O-Vax induces a positive immunological and clinical response in ovarian cancer patients who are refractory to conventional chemotherapy. The presentation, entitled "IMMUNOLOGICAL AND CLINICAL EFFECTS OF AUTOLOGOUS, HAPTEN-MODIFIED VACCINE IN PATIENTS WITH ADVANCED OVARIAN CARCINOMA," offers data based on studies conducted by David Berd, M.D., Professor of Medicine, and Charles Dunton, M.D., Professor of Obstetrics and Gynecology, Thomas Jefferson University.

The extended data reflect the follow-up of 10 ovarian cancer patients with metastatic ovarian carcinoma whose tumors had progressed after failing to respond to both first and second-line chemotherapy. They were treated with seven weekly intradermal injections of O-Vax. Despite their large tumor burdens and prior chemotherapy, 8 out of 10 patients responded favorably to the vaccine, as measured by a delayed type hypersensitivity test (DTH), a skin test that measures the patient's immune response against that patient's own unmodified tumor cells. Favorable clinical responses were also observed: one patient exhibited complete regression of an abdominal mass as evidenced by a CT scan and a concomitant normalization of the CA-125 level, a protein found in the blood, which is useful for detecting and evaluating ovarian cancer. In 3 other patients, there was a transient (1-3 months duration) fall in CA-125 without radiological evidence of tumor regression. Seven of the study patients have died with a median survival of 11.5 months and 3 are surviving for 6-16 months.

Dr. Berd stated, "We are very encouraged by the data gathered to date in ovarian cancer, especially since we are continuing to observe key immunological and clinical responses in a group of patients with very poor prognoses. Particularly significant is the vaccine's potential ability to elicit an immune response and decrease CA-125 in the blood, a known tumor marker for ovarian cancer. The observation of an objective anti-tumor response in a patient with chemotherapy-refractory disease is surprising. Certainly, these data provide additional validation for evaluating AVAX's AC Vaccine technology further in ovarian and other cancers."

Jeffrey M. Jonas, President and CEO of AVAX Technologies, Inc., added, "At this time, we are recruiting clinical sites and patients for the first of several planned multi-center O-Vax studies that are expected to enroll over 400 patients. We also expect to use the AC Vaccine to treat other cancer indications and are currently working with the University of Tokyo on studying the application of the technology to breast cancer, and with the MD Anderson Cancer Center with application to acute myelogenous leukemia. Our intention has always been to use the AC Vaccine technology as a broad based platform from which to treat



                                    - over -

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AVAX TECHNOLOGIES' O-VAX-TM- CANCER VACCINE INDUCES POSITIVE IMMUNOLOGICAL
AND CLINICAL OUTCOMES IN PATIENTS WITH ADVANCED OVARIAN CANCER
Page 2

a variety of cancers and the data recorded to date continue to support the promise of our novel approach to treating cancer."

O-Vax is AVAX Technolgies' AC Vaccine for the treatment of advanced ovarian cancer. Ovarian cancer is the fifth most common cancer among women and the leading cause of death from gynecologic malignancy in the U.S. It is estimated that one in 55 women will develop ovarian cancer in her lifetime. In 1999, approximately 25,400 women were diagnosed with ovarian cancer and approximately 57% will die from the disease. O-Vax is made from the patient's own cancer cells by modifying the tumor cells with a molecule called a "hapten." This process, known as "haptenization," alters the tumor cells and makes them appear foreign to the patient's immune system. When the hapten-modified cells are injected into patients, they are intended stimulate the immune system to recognize the cancer cells and destroy them.

     In addition to the O-Vax program, AVAX is also currently conducting a multi-center pivotal registration trial of its lead product candidate, M-Vax-TM- for the treatment of stage III metastatic melanoma. To date, more than 350 patients have been treated with M-Vax, which received orphan drug status in the U.S. in February 1999. It is expected to become commercially available to patients in Australia by mid-2000.

AVAX Technologies, Inc. specializes in the development and commercialization of novel biotechnologies, immunotherapies and pharmaceuticals for cancer and other life-threatening diseases using three core technologies: autologous cell (AC) vaccines, topoisomerase inhibitors and anti-estrogens.

                                      # # #

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